EXHIBIT 99.2
Transcript of
Westmoreland Coal (WLB)
Investor Conference Call
November 8, 2011
Participants
Keith Alessi, President & CEO
Doug Kathol, EVP
Kevin Paprzycki, CFO
Presentation
Operator
Good morning ladies and gentlemen and welcome to the Westmoreland Coal Company’s Investor teleconference. At this time, all telephone participants are in a listen only mode. Following the formal presentation, instructions will be given for the question and answer session which will be conducted by telephone. Web participants wishing to ask a question will need to dial in by telephone to the audio portion of the call. If anyone needs operator assistance at any time during the conference, please press the * followed by the 0 on your telephone keypad. As a reminder, this conference is being recorded today and a replay will be made available as soon as practical on the Investor portion of the Westmoreland Website, through November 22nd, 2011.
Management’s remarks today may contain forward-looking statements based on the company’s current expectations and assumptions regarding its business, the economy and other future conditions, because forward-looking statements relate to the future, they are subject to inherent uncertainties risks and changes in circumstances that are difficult to predict. The company’s actual result may differ materially from the results discussed in any such forward-looking statements. For a summary of risk factors and other information regarding forward-looking statements, please refer to the company’s form 10K for fiscal year 2010 as well as the company’s form 10Q for the third quarter to be filed with the Securities and Exchange Commission on November 8, 2011. Any forward-looking statements represent the company’s views only as of today and should not be relied upon as representing its views as of any subsequent date. While the company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation even if its estimates change and therefore you should not rely on these forward-looking statements as representing the company’s views as of any date subsequent to today. Mr. Keith E. Alessi, President and Chief Executive Officer of Westmoreland Coal Company will be delivering today’s remarks. Thank you. Mr. Alessi, please begin.

Keith Alessi — Westmoreland Coal Company — President & CEO
Thank you and good morning to everybody on the call. I am joined this morning by Doug Kathol our Executive Vice President and we’ll be chatting about the highlights of the press release we issued earlier this morning. As we previewed for you about three months ago, we anticipated having a pretty solid third quarter which we did. The two key operating metrics that we focus most of our time and attention, both operating income and EBITDA, were up from last year and if you recall, last year was a record year for the company. We are extraordinarily pleased with the results of the quarter. As indicated in the press release, we still saw some of the tail end of the hydro season believe it or not, impacted really the first month of the quarter but that probably was a couple of hundred thousand tons of volume that it cost us. Despite that, we put up a very solid quarter. The net income number of course both on the quarter and on the year are impacted by the fact that we did the financing earlier this year so we have higher interest charges than we would have had a year ago and of course the year to date number also includes the charges related to the refinancing of the debt back in February. That was almost $20 million on charges on that re-fi.
We commented on the fact that we had a very strong safety quarter. We remain committed to that and are thrilled that we are continuing to put up the kinds of numbers we are. And we are really proud of the fact that our Colstrip Montana mine was awarded an Excellence of Surface Coal Mining Award by the Office of Surface Mining in Washington and that is an incredibly prestigious award and we’re very proud of our people up at the Colstrip Mine.
As I look at the quarter, a couple of trends that I focus on, our heritage costs continued to track below where we had projected. We are now coming up on two years of signing the agreement on there and have, I feel, an adequate history now to look back at the numbers and we are very satisfied that we have been able to control the average prescription cost and the cost of pharmaceuticals specifically and so we continue to trend in the proper direction on heritage costs across the board. You will see in my comments in the press release, I refer to two other situations. Back earlier this year, we commented on the fact that our key strategic initiatives for 2011 entailed us picking up more reserves at our mines and also to look at ways that we could grow this business, potentially through acquisition of like mines that look like the mines we currently operate. On the first point, reserve acquisition, that has been a very slow process as we deal with some very large organizations and bureaucracies. But I believe we are getting close on one and certainly by year-end we hope to be in a position to announce some reserve acquisitions. That’s about all I can say for them at this point. Those of you who have listened to us over a period of time know that we have not been particularly concerned about our ability to get reserves, it’s always been a function of when. The reserves are there. They are reserves that really only make sense in our hands and we feel that we can acquire them in very economical ways. We remain committed to that initiative. Our point of view on that has not changed. Certainly, I would have loved to have been in a position to have been able to announce some acquisitions and reserves prior to now but the timing is largely out of our hands but we continue to make progress and I am satisfied with that.
On the second aspect of growing the business, we have engaged in numerous due diligences to look at situations that may or may not be available in the general marketplace. There is nothing to report as we sit here today. Clearly, if and when we get to that point, we would talk to you about it and give you far more details around it but we continue to look for opportunities to expand our footprint. To look at other mine mouth operations and of course we are only interested in doing so if they could be accretive to us in both an earnings and a cash standpoint. So we’ll report out more if and when any of those situations come about.

Other than that, the business is pretty much steady as she goes. As we look to the forth quarter, we look for a solid fourth quarter. Last year’s fourth quarter had some incentive bonuses that we received at our Colstrip operation that we are unlikely to get this year simply because of the significant impact that the hydro season had on the Colstrip facility in the first couple of quarters. That said, I would expect that both our operating income and EBITDA, which were at record levels last year, that would be in the same range as we were last year, +/- a small amount. So we think 2011 will be a good year. We look forward to 2012 being a better year and with that, I will open it up to any questions that folks on the phones might have.
Operator
Thank you. We will now be conducting a question and answer session. If you would like to ask a question, please press *1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press *2 if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the * keys. Callers in the queue are requested to limit their number of questions to one primary question and one followup question. If you desire to ask additional questions, please re-enter the queue. One moment please while we poll for questions. Our first question comes from Wayne Heilman with Colorado Springs. Please proceed with your question.
<Q>: Keith, Wayne Heilman, looks like a good quarter. Just had a question, when do you anticipate completing the move to Denver?
Keith Alessi — Westmoreland Coal Company — President & CEO
Morning Wayne. Actually, the physical move is occurring over this weekend and we will be in the new offices and up and running in Engelwood on Monday morning.
<Q>: Thank you.
Keith Alessi — Westmoreland Coal Company — President & CEO
Mm hmm.
Operator
Once again ladies and gentlemen, to ask a question at this time, please press *1 on your telephone keypad. One moment please while we poll for questions. Our next question comes from Jed Nausbaum with Redwood Capital. Please proceed with your question.
<Q>: Hi good morning. Great, great quarter. I just had a quick question. I think it was asked on the last call, if there were any updates on kind of the RFP process on that Beulah Mine contract?
Keith Alessi — Westmoreland Coal Company — President & CEO
Yeah, if you recall the Beulah contract expires in 2016. We have engaged in conversations with the power plant about entering into a new agreement starting in 2016. Those conversations have not gone anywhere at this point. We remain in dialog. We are taking a defensive position with respect to it and all of our modelling and planning, you know a plan A and a plan B, a plan A where we enter into a new agreement, a plan B where we don’t. We’re comfortable that either way, we’ve got a good plan for the mine and/or the assets that are deployed at the mine but we have no specific communication in the last quarter that has changed.

Operator
Our next question is coming from Ryan Crane with Clutterbuck. Please proceed with your question.
<Q>: Hi Keith, congrats on a good quarter. I didn’t see a cash balance number in the release. Just didn’t know if you had that off hand?
Keith Alessi — Westmoreland Coal Company — President & CEO
Kevin I guess has joined us there. Kevin, that number is in the 40s?
Kevin Paprzycki — Westmoreland Coal Company — CFO
It’s over $43 million.
<Q>: Okay and you know with the potential acquisition or additional resources you’re contemplating, how would you see that?
Keith Alessi — Westmoreland Coal Company — President & CEO
Well the reserve acquisitions that we are looking at, unlike the federal bonus bid situations that you see on some people like Cloud Peak where they spend $100 million for block reserves and have to come up with 20% of it upfront. We are dealing with private land owners or corporate entities and most of the situations we’re anticipating would be, we’d be prepaying lease payments or paying an annual charge to hold those reserves until we are ready to mine them. So I don’t project any major cash outflows for reserve acquisition. On the acquisition of an entity standpoint, we clearly look at how to finance that prudently. Our expectations would be if and when we got to one of those between adding on to the bond issue we got, put in place the revolver and cash on hand is how we would accommodate it. But we’re trying to conserve the cash we have on hand. We think it helps us with some flexibility in terms of dealing with outside entities. It certainly helps our bonding requirements having more liquidity than what we have enjoyed in the past. So we will prudently finance whatever we do and we will do that in conjunction with our investment banks in terms of determining what’s prudent.
<Q>: Terrific. Thanks a lot.
Operator
Once again ladies and gentlemen, that is *1 at this time to ask a question. There are no further questions in queue at this time. I would like to turn the call back over to management for closing comments.
Keith Alessi — Westmoreland Coal Company — President & CEO
I appreciate everybody joining us this morning. We are clearly happy to respond to any followups you have. We will look forward to talking to you at year end and chatting about the numbers as well as at that time we will I think be in a position to talk a little bit more about projections for 2012 as well as any other activities that consummate the mean time. Thanks so much and the replay is available on the website.
Operator
This concludes today’s investor conference call. If you would like to access this call for digital replay you may dial 877-660-6853 using account number 286 and conference ID number 382073. Thank you. You may now disconnect.